As filed with the Securities and Exchange Commission on August 2, 2019

Registration No. 333-218745

Registration No. 333-217674

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-218745

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-217674

UNDER

THE SECURITIES ACT OF 1933

AMPLIFY ENERGY CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-1326219
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

500 Dallas Street, Suite 1700 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

AMPLIFY ENERGY CORP. 2017 NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

AMPLIFY ENERGY CORP. MANAGEMENT INCENTIVE PLAN

(Full Title of the Plans)

Eric M. Willis

Vice President and General Counsel

Amplify Energy Corp.

500 Dallas Street, Suite 1700

Houston, Texas 77002

(Name and Address of Agent For Service)

(713) 490-8900

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Matthew R. Pacey, P.C.

Brooks W. Antweil

Kirkland & Ellis LLP

609 Main Street, 47th Floor

Houston, Texas 77002

(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Amplify Energy Corp. (“Amplify” or the “Registrant”), to deregister all shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), unsold under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission:

•

Registration Statement on Form S-8 (File No. 333-218745), filed on June 14, 2017, registering 200,000 shares of Common Stock under the Amplify Energy Corp. 2017 Non-Employee Directors Compensation Plan; and

•	Registration Statement on Form S-8 (File No. 333-217674), filed on May 4, 2017, registering 2,322,404 shares of Common Stock under the Amplify Energy Corp. Management Incentive Plan.

On May 5, 2019, the Registrant, Midstates Petroleum Company, Inc. (“Midstates”) and Midstates Holdings, Inc., a wholly owned subsidiary of Midstates (“Merger Sub”), entered into an Agreement and Plan of Merger, pursuant to which (i) Merger Sub will merge with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Midstates (the “First Merger”) and (ii) immediately thereafter, as part of the same transaction, the Registrant will merge with and into Alpha Mike Holdings, LLC, a wholly owned subsidiary of Midstates, with Alpha Mike Holdings, LLC continuing as the surviving entity, whose name at the effective time of the Merger will change to “Amplify Energy Holdings LLC” (together with the First Merger the “Merger”). The Merger was approved by the stockholders of each of Midstates and Amplify on August 2, 2019 at the Midstates annual meeting and the Amplify special meeting, respectively. The Merger is expected to close on August 6, 2019. Following completion of the Merger, the combined company will be renamed Amplify Energy Corp. and will be headquartered in Houston, Texas. The combined company will trade on the New York Stock Exchange under the ticker symbol “AMPY.”

As a result of the Merger and transactions related thereto, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements, and, in accordance with an undertaking made by the Registrant in Item 9 of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but which remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on August 2, 2019.

AMPLIFY ENERGY CORP.

By:	Amplify Energy Corp.

By:	/s/ Kenneth Mariani
Name:	Kenneth Mariani
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kenneth Mariani	President and Chief Executive Officer	August 2, 2019
Kenneth Mariani

/s/ Martyn Willsher	Senior Vice President and Chief Financial Officer	August 2, 2019
Martyn Willsher

/s/ David M. Dunn	Director	August 2, 2019
David M. Dunn

/s/ Christopher W. Hamm	Director	August 2, 2019
Christopher W. Hamm

/s/ Scott L. Hoffman	Director	August 2, 2019
Scott L. Hoffman

/s/ Evan S. Lederman	Director	August 2, 2019
Evan S. Lederman

/s/ David H. Proman	Director and Chairman	August 2, 2019
David H. Proman

/s/ Edward A. Scoggins, Jr.	Director	August 2, 2019
Edward A. Scoggins, Jr.